 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

CENTENE CORPORATION
(Name of Registrant as Specified In Its Charter)

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Centene Corporation
Centene Plaza
7700 Forsyth Boulevard
St. Louis, Missouri 63105

March 11, 2011

Dear Fellow Stockholders:

Our 2011 Annual Meeting of Stockholders will be held at Centene Plaza, 7700 Forsyth Boulevard, St. Louis, Missouri, at 10:00 A.M., central daylight savings time, on Tuesday, April 26, 2011.  Annual meetings play an important role in maintaining communications and understanding among our management, board of directors and stockholders, and I hope that you will be able to join us.

We are pleased to continue taking advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, lowers the costs and reduces the environmental impact of our annual meeting. On March 14, 2011, we will begin mailing to our stockholders a proxy notice containing instructions on how to access our Proxy Statement, Summary Annual Report and Annual Report on Form 10-K and vote on-line.  Information concerning the matters to be considered and voted upon at the Annual Meeting is set forth in the Notice of 2011 Annual Meeting of Stockholders and Proxy Statement.  The Proxy Statement contains instructions on how you can receive a paper copy of the Proxy Statement, Summary Annual Report and Annual Report on Form 10-K, if you only received a proxy notice by mail.

If you are a stockholder of record you may vote by internet, telephone, mail or at the meeting. To vote by internet or telephone, please follow the instructions on the proxy notice. To vote by mail, request a set of proxy materials as instructed on the proxy notice. You may attend the meeting and vote in person even if you have previously voted.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Sincerely,

MICHAEL F. NEIDORFF
Chairman, President and Chief Executive Officer

THE ABILITY TO HAVE YOUR VOTE COUNTED AT THE MEETING IS AN IMPORTANT
STOCKHOLDER RIGHT AND I HOPE YOU WILL CAST YOUR VOTE IN PERSON
OR BY PROXY REGARDLESS OF THE NUMBER OF SHARES YOU HOLD.

CENTENE CORPORATION
CENTENE PLAZA
7700 FORSYTH BOULEVARD
ST. LOUIS, MISSOURI 63105

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 A.M., central daylight savings time, on Tuesday, April 26, 2011

Place	Centene Plaza 7700 Forysth Boulevard St. Louis, Missouri 63105 Centene Auditorium

Items of Business	At the meeting, we will ask you and our other stockholders to consider and act upon the following matters:

(1) to elect three Class I directors to three-year terms;
(2) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;
(3) to hold an advisory vote on executive compensation;
(4) to hold an advisory vote to determine the frequency of future advisory votes on executive compensation; and
(5) to transact any other business properly presented at the meeting.

Record Date	You may vote if you were a stockholder of record at the close of business on February 25, 2011.

Proxy Voting
It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, please vote by internet, telephone or mail. You may revoke your proxy at any time before its exercise at the meeting. Please reference the proxy notice for additional information.

Stockholder List
A list of stockholders entitled to vote will be available at the meeting. In addition, you may contact our Secretary, Keith H. Williamson, at our address as set forth above, to make arrangements to review a copy of the stockholder list at our offices located at 7700 Forsyth Boulevard, St. Louis, Missouri, before the meeting, between the hours of 8:00 A.M. and 5:00 P.M., central daylight savings time, on any business day from April 12, 2011, up to one hour prior to the time of the meeting.

Attending the Annual Meeting
If you would like to attend the meeting, please bring evidence to the meeting that you own common stock, such as a stock certificate, or, if your shares are held by a broker, bank or other nominee, please bring a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of such shares. You must also bring a form of personal identification.

By order of the board of directors,

Keith H. Williamson Secretary
St. Louis, Missouri
March 11, 2011

PROXY STATEMENT FOR THE
CENTENE CORPORATION
2011 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE MEETING

This Proxy Statement

We have sent you a notice of this proxy statement because our board of directors is soliciting your proxy to vote at our 2011 Annual Meeting of Stockholders or any adjournment or postponement of the meeting. The meeting will be held at 10:00 A.M., central daylight savings time, on Tuesday, April 26, 2011, at Centene Plaza, 7700 Forsyth Boulevard, St. Louis, Missouri.

•	THIS PROXY STATEMENT summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

•	THE PROXY CARD is the means by which you actually authorize another person to vote your shares in accordance with the instructions.

Our directors, officers and employees may solicit proxies in person or by telephone, mail, electronic mail or facsimile. We will pay the expenses of soliciting proxies, although we will not pay additional compensation to these individuals for soliciting proxies. We will request banks, brokers and other nominees holding shares for a beneficial owner to forward copies of the proxy materials to those beneficial owners and to request instructions for voting those shares. We will reimburse these banks, brokers and other nominees for their related reasonable expenses. Although no proxy solicitor has been engaged at this time, we may determine it is necessary to employ an outside firm to assist in the solicitation process. If so, we will pay the proxy solicitor reasonable and customary fees.

We are making this proxy statement, our 2010 Summary Annual Report to Stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 available to stockholders for the first time on or about March 14, 2011.

Who May Vote

Holders of record of our common stock at the close of business on February 25, 2011 are entitled to one vote per share on each matter properly brought before the meeting. The proxy notice states the number of shares you are entitled to vote.

How to Vote

You may vote your shares at the meeting in person or by proxy:

•
TO VOTE IN PERSON, you must attend the meeting, and then complete and submit the ballot provided at the meeting. If your shares are held in the name of a bank, broker or other nominee holder, you will receive instructions from the holder of record explaining how your shares may be voted. Please note that, in such an event, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

•
TO VOTE BY PROXY, you must follow the instructions on the proxy notice and then vote by means of the internet, telephone or, if you received your proxy materials by mail, mailing the proxy card in the enclosed postage-paid envelope. Your proxy will be valid only if you vote before the meeting. By voting, you will direct the designated persons to vote your shares at the meeting in the manner you specify. If, after requesting paper materials, you complete the proxy card with the exception of the voting instructions, then the designated persons will vote your shares in accordance with the instructions contained therein, and if no choice is specified, such proxies will be voted in favor of the matters set forth in the accompanying Notice of 2011 Annual Meeting of Stockholders. If any other business properly comes before the meeting, the designated persons will have the discretion to vote your shares as they deem appropriate.

Even if you vote by means of the internet, telephone, or complete and return a proxy card, you may revoke it at any time before it is exercised by taking one of the following actions:

•	send written notice to Keith H. Williamson, our Secretary, at our address as set forth in the accompanying Notice of 2011 Annual Meeting of Stockholders;

•	submit a new vote by means of the internet or telephone; or

•	attend the meeting, notify our Secretary that you are present, and then vote by ballot.

Attending the Annual Meeting

If you would like to attend the meeting, please bring evidence to the meeting that you own common stock, such as a stock certificate, or, if your shares are held by a broker, bank or other nominee, please bring a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of such shares. You must also bring a form of personal identification.

Quorum Required to Transact Business

At the close of business on February 25, 2011, 49,764,256 shares of our common stock were outstanding, net of treasury shares. Our by-laws require that a majority of the shares of our common stock issued and outstanding on that date be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business. We will count abstentions and broker non-votes in determining whether a quorum exists. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Vote Required to Approve Proposals

In the election of directors, the three nominees receiving the greatest number of votes cast “FOR” shall be elected as directors. Abstentions and broker non-votes will have no effect on the voting outcome with respect to the election of directors.

The affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote on the matter at the meeting is necessary to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011, and to approve, on an advisory non-binding basis, the Company’s executive compensation.  Abstentions with respect to each of these proposals are considered present and entitled to vote and therefore will have the same effect as a vote against the proposal.  Broker non-votes with respect to each of these proposals will not be considered as present and entitled to vote with respect to the matter and thus will have no effect on the vote.

The frequency of the advisory vote on executive compensation receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by stockholders.  Abstentions and broker non-votes will have no effect on such vote.

DISCUSSION OF PROPOSALS

Proposal One: Election of Class I Directors

The first proposal on the agenda for the meeting is the election of three nominees to serve as Class I directors for three-year terms beginning at the meeting and ending at our 2014 Annual Meeting of Stockholders.

Under our by-laws, our board of directors has the authority to fix the number of directors, provided that the board must have between five and eleven members. Our by-laws provide that the board is to be divided into three classes serving for staggered three-year terms.

The board has nominated Michael F. Neidorff, Richard A. Gephardt and John R. Roberts, current Class I directors, for re-election to the board. Brief biographies of the nominees, as of February 25, 2011, follow. You will find information about their stock holdings on page 38.

Class I Directors
Michael F. Neidorff
Mr. Neidorff has served as our Chairman, President and Chief Executive Officer since May 2004.  From May 1996 to May 2004, Mr. Neidorff served as President, Chief Executive Officer and as a member of our board of directors.  From 1995 to 1996, Mr. Neidorff served as a Regional Vice President of Coventry Corporation, a publicly-traded managed care organization, and as the President and Chief Executive Officer of one of its subsidiaries, Group Health Plan, Inc. From 1985 to 1995, Mr. Neidorff served as the President and Chief Executive Officer of Physicians Health Plan of Greater St. Louis, a subsidiary of United Healthcare Corp., a publicly-traded managed care organization now known as UnitedHealth Group Incorporated.  Mr. Neidorff also serves as a director of Brown Shoe Company, Inc., a publicly-traded footwear company with global operations.  Mr. Neidorff’s range of experiences include, in particular, experience as a chief executive officer, as well as healthcare, investment banking and organizational development expertise.  Mr. Neidorff is 68 years old.

Richard A. Gephardt
Mr. Gephardt has been a director since December 2006. Mr. Gephardt is CEO and President of Gephardt Group, LLC, a multi-disciplined consulting firm focused on helping clients gain access to new markets, expand competitive advantages in existing markets, manage labor negotiations, develop political strategies and promote policy initiatives. Mr. Gephardt has served as a consultant to Goldman, Sachs & Co. since January 2005, as Senior Advisor to DLA Piper since June 2005, and as Senior Advisor to FTI Consulting Inc. since January 2007.  Mr. Gephardt served as a Member of the U.S. House of Representatives from 1977 to 2005. He also serves as a director for Spirit Aerosystems, Inc., a supplier of commercial airplane assemblies and components; CenturyLink, a communication services company; Ford Motor Company, an auto manufacturer; and US Steel Corporation, a manufacturer of a wide variety of steel sheet, tubular and tin products, coke, and taconite pellets.  He previously served as a director for Dana Corporation, an auto parts manufacturer and supplier.  Mr. Gephardt’s range of experiences include, in particular, political and regulatory relationships as well as investment banking and healthcare expertise.  Mr. Gephardt is 70 years old.

John R. Roberts
Mr. Roberts has been a director since March 2004. Mr. Roberts served as the Executive Director of Civic Progress, Inc., a St. Louis civic organization, from 2001 to December 2006. Mr. Roberts is a retired Managing Partner, Mid-South Region, Arthur Andersen LLP. He also serves as a director and chairman of the audit committee of both Regions Financial Corporation, a provider of banking, brokerage, mortgage and insurance products and services, and Energizer Holdings, Inc., a manufacturer of household products.  Mr. Roberts’ range of experiences include, in particular, organizational development expertise as well as experience in service industries and public accounting.  Mr. Roberts is 69 years old.

We expect that Mr. Neidorff, Mr. Gephardt and Mr. Roberts will be able to serve if elected. If any of them are not able to serve, proxies may be voted for a substitute nominee or nominees.

The board believes the election of these three nominees is in our best interest and the best interest of our stockholders and recommends a vote “FOR” the election of the three nominees.

Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm

KPMG LLP audited our financial statements for the fiscal year ended December 31, 2010.  The Audit Committee has selected KPMG LLP to serve as our independent registered public accounting firm for the current fiscal year, and we are asking stockholders to ratify this appointment. Stockholder ratification of this selection is not required by our by-laws or other applicable legal requirements. Our board of directors is, however, submitting the selection of KPMG LLP to stockholders for ratification as a matter of good corporate practice. In the event that stockholders fail to ratify the selection, the Audit Committee will consider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that a change would be in our and our stockholders’ best interest.

The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting is being sought to ratify the selection of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

The board recommends that stockholders vote “FOR” the ratification of the selection of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

Proposal Three: Advisory Vote on Executive Compensation

Recently enacted federal legislation (Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) requires that we include in this proxy statement a non-binding stockholder vote on our executive compensation as described in this proxy statement (commonly referred to as “Say-on-Pay”) and a non-binding stockholder vote to advise on whether the frequency of the Say-on-Pay vote should occur every one, two or three years.

We encourage stockholders to review the Compensation Discussion and Analysis, or CD&A, beginning on page 19.  Our executive compensation program has been designed to implement the Company’s compensation philosophy of paying for performance by making decisions based on promoting the Company’s corporate mission statement and creating long-term stockholder value.  This philosophy is evidenced by the following:

▪
We provide a significant part of executive compensation in the form of at-risk annual incentive and long-term incentive compensation; for example, in previous years we have withheld or reduced payments under our incentive programs when corporate financial measures have not been achieved.

▪
Our annual incentive and long-term incentive opportunities are substantially based on corporate financial measures closely correlated with achieving long-term stockholder value, such as earnings per share, revenue growth targets and pre-tax operating margins.

▪
We provide a mix of short-term and long-term and cash and non-cash compensation that we believe allows us to strike a balance between offering competitive executive compensation packages, motivating our executives without fostering excessive risk-taking and linking executive officer compensation with the creation of long-term stockholder value.

The board of directors strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of those executive officers listed in the Summary Compensation Table of this proxy statement, who we refer to in this proxy statement as the Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (SEC), including the CD&A and the tabular and narrative disclosure included herein under “Information about Executive Compensation”.

Because the vote is advisory, it will not be binding upon the board of directors or the Compensation Committee and neither the board of directors nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.

The board recommends a vote “FOR” the approval of the compensation of the Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

Proposal Four: Advisory Vote on Frequency of Advisory Vote on Executive Compensation

As mentioned above, recently enacted legislation requires that we include in this proxy statement a separate non-binding stockholder vote to advise on whether the frequency of the Say-on-Pay vote should occur every one, two or three years.  You have the option to vote for any one of the three options, or to abstain on the matter.

The board of directors has determined that an annual advisory vote on executive compensation is the best approach for the Company at this time.  In formulating its recommendation, the board of directors considered that an annual advisory vote on executive compensation will allow the Company’s stockholders to provide input on the Company’s executive compensation programs for our Named Executive Officers on a more consistent basis.   Additionally, an annual advisory vote on executive compensation is consistent with the Company’s practice of seeking input from, and engaging in discussions with, its stockholders on corporate governance matters.

Although the vote is non-binding, the board of directors will take into account the outcome of the vote when making future decisions about the frequency for holding an advisory vote on executive compensation.

The board recommends a vote for the option of “ONE YEAR” for the frequency which the Company will conduct an advisory vote on executive compensation.

Other Matters

Our board of directors is not aware of any matters that are expected to come before the meeting other than those referred to in this proxy statement. If any other matter should properly come before the meeting, the persons appointed as proxies by the board of directors intend to vote the proxies in accordance with their best judgment.

The chairperson of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made, in compliance with the below procedures.

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal, including nomination of a director, at our 2012 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to Keith H. Williamson, our Secretary, at 7700 Forsyth Boulevard, St. Louis, Missouri 63105, before November 15, 2011.  SEC rules set standards for the types of stockholder proposals and the information that must be provided by the stockholder making the request.

A stockholder may also submit a proposal to be considered at our 2012 Annual Meeting of Stockholders pursuant to our by-laws, which provide that the proposal must be received by our Secretary not less than sixty days nor more than ninety days before that meeting. This notice must include the information required by the provisions of our by-laws, a copy of which may be obtained by writing to our Secretary at the address specified above. We have not set a date for our 2012 Annual Meeting of Stockholders. If the 2012 Annual Meeting of Stockholders were to be held on April 26, 2012, the anniversary of the 2011 Annual Meeting, the deadline for delivery of a stockholder proposal pursuant to our by-laws would be February 26, 2012. If a proposal is submitted pursuant to our by-laws by February 26, 2012 but after November 15, 2011, the stockholder may not require that the proposal be included in the proxy statement for the 2012 Annual Meeting of Stockholders. If the date of our 2012 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from April 26, 2012, we shall inform our stockholders, in our earliest possible quarterly report on Form 10-Q, of such change and the new dates for submitting stockholder proposals.

INFORMATION ABOUT CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Background Information about Directors Continuing in Office

Our Class II and Class III directors will continue in office following the meeting. The terms of our Class II directors will expire upon our 2012 Annual Meeting of Stockholders, and the terms of our Class III directors will expire upon our 2013 Annual Meeting of Stockholders. Brief biographies of these directors follow. You will find information about their holdings of common stock on page 38.

Class II Directors

Robert K. Ditmore
Mr. Ditmore has been a director since 1996. Mr. Ditmore is a retired President and Chief Operating Officer of United Healthcare Corp., a publicly traded managed care organization now known as UnitedHealth Group Incorporated.  Mr. Ditmore also served as a director of UnitedHealth Group Inc. from 1985 to 1995.  Mr. Ditmore’s range of experiences include, in particular, chief executive officer roles and extensive healthcare and service industry expertise. Mr. Ditmore is 76 years old.

Frederick H. Eppinger
Mr. Eppinger has been a director since April 2006. Mr. Eppinger has served as a director and President and Chief Executive Officer of The Hanover Insurance Group, Inc., a holding company for a group of insurers that offers a wide range of property and casualty products, since 2003. From 2001 to 2003, Mr. Eppinger was Executive Vice President of Property and Casualty Field and Service Operations for The Hartford Financial Services Group, Inc. From 2000 to 2001, he was Executive Vice President for Channel Point, Inc. From 1985 to 2000, he was in the financial institutions group at McKinsey & Company, an international management consulting firm, where he was admitted as a partner in 1992.  Mr. Eppinger’s range of experiences include, in particular, chief executive officer roles, as well as organizational development and insurance industry expertise.  Mr. Eppinger is 52 years old.

David L. Steward
Mr. Steward has been a director since May 2003. Mr. Steward is the founder of World Wide Technology, Inc. and has served as its Chairman since its founding in 1990. In addition, Mr. Steward has served as Chairman of Telcobuy.com, an affiliate of World Wide Technology, Inc., since 1997. World Wide Technology, Inc. and Telcobuy.com provide electronic procurement and logistics services to companies in the information technology and telecommunications industries. He also serves as director of First Banks, Inc., a registered bank holding company.  Mr. Steward’s range of experiences include, in particular, chief executive officer roles, political and regulatory relationships, as well as technology expertise.  Mr. Steward is 59 years old.

Class III Directors

Pamela A. Joseph
Ms. Joseph has been a director since September 2007.  Ms. Joseph has served as Vice Chairman of U.S. Bancorp and Chairman and Chief Executive Officer of NOVA Information Systems, Inc. since 2004.  From 2000 to 2004, Ms. Joseph served as President and Chief Operating Officer for NOVA Information Systems, Inc.  She also serves as a director for Paychex Inc., a payroll, human resource, and employee benefit outsourcing solution for small to medium sized businesses.  Ms. Joseph’s range of experiences include, in particular, experience as a chief executive officer, as well as technology and service industry expertise.  Ms. Joseph is 52 years old.

Tommy G. Thompson
Mr. Thompson has been a director since April 2005. Mr. Thompson is a partner in the law firm of Akin Gump Strauss Hauer & Feld LLP in Washington, D.C. and is President of Logistics Health, Inc., a provider of medical readiness and homeland security solutions.  From March 2005 to May 2009, Mr. Thompson also worked for the consulting practice of Deloitte and Touche USA LLP. From 2001 to January 2005, Mr. Thompson served as secretary of U.S. Department of Health & Human Services. From 1987 to 2001, Mr. Thompson served as Governor of the State of Wisconsin. He also serves as a director for C.R. Bard, Inc., a designer, manufacturer, and distributor of medical, surgical, diagnostic, and patient care devices; CareView Communications, a company that has designed patient monitoring equipment for use in hospitals; and United Therapeutics, a biotechnology company that develops and distributes medical products.  Mr. Thompson currently is taking a leave of absence as a director from CNS Response, a company that has designed software to improve the treatment of behavioral health disorders.  Mr. Thompson previously served as a director for AGA Medical Corporation, a designer, manufacturer and distributor of medical devices; Pure Bioscience, a manufacturer and marketer of technology-based bioscience products; and SpectraScience Inc., a designer and manufacturer of medical devices.  Mr. Thompson’s range of experiences include, in particular, experience as a chief executive officer, political and regulatory relationships and healthcare expertise.  Mr. Thompson is 69 years old.

No director, including any director standing for election, or any associate of a director, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries. No director, including any director standing for election, is related by blood, marriage or adoption to any other director or any executive officer.

Background Information about Executive Officers

Our executive officers are elected by our board of directors and hold office until the first meeting of the board following an annual meeting of stockholders, subject, in the case of Michael F. Neidorff, to the term of his employment agreement with us. Brief biographies of our executive officers, as of February 25, 2011, follow.  You will find information about their holdings of common stock on page 38.

Michael F. Neidorff	Mr. Neidorff is our Chairman, President and Chief Executive Officer. You will find background information about Mr. Neidorff on page 3.

Karen A. Bedell
Ms. Bedell has served as our Senior Vice President, New Business Integration & Development since May 2010.  From 2007 to 2009, Ms. Bedell served as Vice President and General Manager for DRS Marlo Coil, a manufacturer of heat transfer systems.  From 2003 to 2007, Ms. Bedell served as Senior Vice President, Marketing and Strategic Planning for Engineered Support Systems, Inc.  Ms. Bedell is 51 years old.

Mark. W. Eggert
Mr. Eggert has served as our Executive Vice President, Health Plan Business Unit since November 2007.  From January 1999 to November 2007, Mr. Eggert served as the Associate Vice Chancellor and Deputy General Counsel at Washington University, where he oversaw the legal affairs of the School of Medicine.  Mr. Eggert is 49 years old.

Carol E. Goldman
Ms. Goldman has served as Executive Vice President and Chief Administrative Officer since June 2007.  From July 2002 to June 2007, she served as our Senior Vice President, Chief Administrative Officer.  From September 2001 to July 2002, Ms. Goldman served as our Plan Director of Human Resources.  From 1998 to August 2001, Ms. Goldman was Human Resources Manager at Mallinckrodt Inc., a medical device and pharmaceutical company.  Ms. Goldman is 53 years old.

Jason M. Harrold
Mr. Harrold has served as our Senior Vice President, Specialty Business Unit since August 2009.  He served as President of OptiCare from July 2000 to August 2009.  From July 1996 to July 2000, Mr. Harrold held various positions of increasing responsibility at OptiCare including Vice President of Operations and Chief Operating Officer.  Mr. Harrold is 41 years old.

Jesse N. Hunter
Mr. Hunter has served as our Executive Vice President, Corporate Development since April 2008.  He served as our Senior Vice President, Corporate Development from April 2007 to April 2008.  He served as our Vice President, Corporate Development from December 2006 to April 2007.  From October 2004 to December 2006, he served as our Vice President, Mergers & Acquisitions.  From July 2003 until October 2004, he served as the Director of Mergers & Acquisitions and from February 2002 until July 2003, he served as the Manager of Mergers & Acquisitions.  Mr. Hunter is 35 years old.

Donald G. Imholz
Mr. Imholz has served as our Executive Vice President and Chief Information Officer since December 2009.  Mr. Imholz served as our Senior Vice President and Chief Information Officer from September 2008 to December 2009.  From January 2008 to September 2008, Mr. Imholz was an independent consultant working for clients across a variety of industries. From January 1975 to January 2008, Mr. Imholz was with The Boeing Company and served as Vice President of Information Technology from 2002 to January 2008. In that role, Mr. Imholz was responsible for all application development and support worldwide.  Mr. Imholz is 59 years old.

Edmund E. Kroll
Mr. Kroll has served as our Senior Vice President, Finance and Investor Relations since May 2007.  From June 1997 to November 2006, Mr. Kroll served as Managing Director at Cowen and Company LLC, where his research coverage focused on the managed care industry, including the Company.  Mr. Kroll is 51 years old.

Dr. Mary Mason
Dr. Mason has served as our Senior Vice President and Chief Medical Officer since March 2007. From April 2006 to February 2007, she served as our Vice President, Medical Affairs – Health Plans. From January 2006 to April 2006 she served as our National Medical Director.  Dr. Mason is 42 years old.

William N. Scheffel
Mr. Scheffel has served as our Executive Vice President, Chief Financial Officer and Treasurer since May 2009.  He served as our Executive Vice President, Specialty Business Unit from June 2007 to May 2009. From May 2005 to June 2007, he served as our Senior Vice President, Specialty Business Unit.  From December 2003 until May 2005, he served as our Senior Vice President and Controller.  From July 2002 to October 2003, Mr. Scheffel was a partner with Ernst & Young LLP.  From 1975 to July 2002, Mr. Scheffel was with Arthur Andersen LLP.  Mr. Scheffel is 57 years old.

Jeffrey A. Schwaneke
Mr. Schwaneke has served as our Vice President, Corporate Controller since July 2008 and Chief Accounting Officer since September 2008.  He previously served as Vice President, Controller and Chief Accounting Officer at Novelis Inc. from October 2007 to July 2008, and Assistant Corporate Controller from May 2006 to September 2007.  Mr. Schwaneke served as Segment Controller for SPX Corporation from January 2005 to April 2006.  Mr. Schwaneke served as Corporate Controller at Marley Cooling Technologies, a segment of SPX Corporation, from March 2004 to December 2004 and Director of Financial Reporting from November 2002 to February 2004.  Mr. Schwaneke is 35 years old.

Keith H. Williamson
Mr. Williamson has served as our Senior Vice President, General Counsel since November 2006 and as our Secretary since February 2007.  From 1988 until November 2006, he served at Pitney Bowes Inc. in various legal and executive roles, the last seven years as a Division President.  Mr. Williamson also serves as a director of PPL Corporation, a publicly-traded energy and utility holding company.  Mr. Williamson is 58 years old.

No executive officer, or any associate of an executive officer, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries. No executive officer is related by blood, marriage or adoption to any director or any other executive officer.

INFORMATION ABOUT CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. Our Corporate Ethics and Compliance Program was first established in 1998 and provides methods by which we further enhance operations, safeguard against fraud and abuse and help assure that our values are reflected in everything we do. We have also reviewed and believe we are in compliance with the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC, and the listing standards of the New York Stock Exchange (NYSE).

Board and Committee Meetings

Our board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The board’s primary responsibility is to oversee the management of the Company and, in doing so, serve the best interests of the Company and its stockholders. The board selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. Management keeps the directors informed of its activities through regular written reports and presentations at board and committee meetings.

Our board held five regular meetings and four special meetings during 2010.  All of our directors attended 75% or more of the meetings of the board and of any committees thereof on which they served.  Our corporate governance guidelines provide that directors are expected to attend the 2011 Annual Meeting of Stockholders. All directors attended the 2010 Annual Meeting of Stockholders.

The board currently combines the role of chairman of the board with the role of chief executive officer, coupled with a presiding director position to further strengthen the governance structure. The board believes this provides an efficient and effective leadership model for the Company. Combining the chairman and CEO roles fosters clear accountability, effective decision-making, and alignment on corporate strategy.  The board periodically reviews its leadership structure.  To assure effective independent oversight, the board has adopted a number of governance practices, including:

•	a strong, independent, clearly-defined presiding director role;
•	executive sessions of the independent directors after every board meeting; and
•	annual performance evaluations of the chairman and CEO by the independent directors.

 Our board of directors has appointed Robert K. Ditmore “presiding director” to preside at all executive sessions of “non-management” directors, as defined under the rules of the NYSE.  The presiding director’s role includes leading the board’s processes for selecting and evaluating the Chief Executive Officer and presiding at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors.

Our board of directors has established three standing committees – Audit, Compensation, and Nominating and Governance – each of which operates under a charter that has been approved by our board. Current copies of each committee’s charter are posted on our website, www.centene.com.  Our board of directors has also established a Government and Regulatory Affairs Committee, which is co-chaired by Richard A. Gephardt and Tommy G. Thompson.

Our board of directors has affirmatively determined that all directors except Michael F. Neidorff, our Chairman, President and Chief Executive Officer, as well as all of the members of each of the board’s committees, are independent as defined under the rules of the NYSE, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.  In the course of the board’s determination regarding the independence of each non-employee director, it considered any transactions, relationships and arrangements as required by the rules of the NYSE.  In particular, with respect to each of the most recent three completed fiscal years, the board evaluated

Ms. Joseph’s position as an executive officer of the co-lead arranger under a construction loan originated in 2009 to the Company to develop property adjoining its corporate office and determined that the payments made to the lender in 2009 and 2010 were under 2% of the lender’s annual revenues during 2009 and 2010, respectively.  In December 2010, the Company refinanced the construction loan and, as a result, the lender is no longer associated with the loan.

The board also evaluated, with respect to each of the most recent three completed fiscal years, the amount of fees paid to a law firm in which Mr. Thompson served as a partner and a consulting firm he previously worked for.  The board determined that these fees were under 2% of the law firm’s annual revenues for 2008 and under 2% of the consulting firm’s annual revenues for 2008 and 2009, respectively.  Effective May 2009, Mr. Thompson ended his relationship with the consulting firm.  The Company did not make any payments to the law firm during 2009 and 2010.  All directors, excluding Michael F. Neidorff, have no direct or indirect material relationship with us except for their role as a director or stockholder. The board also broadly considers what it deems to be all relevant facts and circumstances in determining the independence of its members.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, retaining, evaluating, terminating, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent auditor, including through the receipt and consideration of certain reports from the independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management; and

•	preparing the Audit Committee report required by SEC rules (which is included on page 17 of this proxy statement).

The board has determined that John R. Roberts is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

The current members of the Audit Committee are Frederick H. Eppinger, John R. Roberts and Pamela A. Joseph.  The Chairman of the Audit Committee is John R. Roberts. The Audit Committee held four regular meetings in 2010.

Compensation Committee

The Compensation Committee is currently comprised of four members of our board of directors. The board has determined that each of the members of the Compensation Committee is “independent,” as defined under the rules of the NYSE.

The Compensation Committee oversees our activities in the area of compensation and benefits (generally with regard to all employees and specifically with regard to the Named Executive Officers as well as other officers) and reviews and makes recommendations concerning compensation-related matters to be submitted to the board and/or stockholders for approval. The committee’s responsibilities include:

•	evaluating compensation policies and practices to determine if they may be influencing employees to take excessive risks;
•	annually reviewing and approving corporate goals and objectives relevant to our chief executive officer’s compensation;
•	reviewing and making recommendations to the board with respect to our chief executive officer’s compensation;
•	reviewing and approving, or making recommendations to the board with respect to, the compensation of our other executive officers;
•	overseeing an evaluation of our senior executives;
•	overseeing and administering our equity incentive plans; and
•	reviewing and making recommendations to the board with respect to director compensation.

Members of management assist the Compensation Committee in its responsibilities by providing recommendations for the Compensation Committee’s approval concerning the design of our compensation program for our executive officers other than our chief executive officer, including our Named Executive Officers, as well as recommended award levels. The design of our compensation program for our chief executive officer is recommended by the Compensation Committee and approved by the full board without any approval of the Chairman, who is the Company’s chief executive officer.

The committee considered information and data regarding executive compensation supplied by management and by Hewitt Associates, Inc. (Hewitt), a compensation and benefits consultant retained by management which has subsequently merged with Aon and been renamed Aon Hewitt.  In addition, the Compensation Committee has retained an independent compensation consultant, Pearl Meyer and Partners (Pearl Meyer), which reports directly to the Compensation Committee to review and make recommendations on the chief executive officer’s compensation.  Finally, Towers Watson (formerly Watson Wyatt Worldwide), another independent compensation and benefits consulting group, has been engaged by the Compensation Committee to provide advice with respect to base salaries, bonus targets and long-term incentives for our officers, including our Named Executive Officers.

In 2010, the Company utilized Hewitt to provide advice with respect to the base salaries, bonus targets and long-term incentives of our officers, including our Named Executive Officers. The consultants analyzed the compensation levels of the Named Executive Officers of the industry peer group developed by Towers Watson for the most recently completed fiscal year. As discussed in the CD&A beginning on page 19, the Compensation Committee considered this information, along with a variety of other factors, in reviewing our executive compensation in 2010.

The committee delegates to management the authority to grant stock options and restricted stock units under the 2003 Stock Incentive Plan. Our chief executive officer is authorized to issue awards (other than to himself) of up to 30,000 shares to any new hired executive and up to 12,000 shares to any one person during a calendar year, and is required to report any such grants to the Compensation Committee retrospectively at the following Compensation Committee meeting. The delegation of authority may be terminated by the Compensation Committee at any time and for any reason.  All internal promotions and equity grants to a Corporate Officer level and all offers to any “executive officer” (as defined by Rule 3b-7 under the Exchange Act) require full Compensation Committee approval.

The current members of the Compensation Committee are Robert K. Ditmore, Pamela A. Joseph, David L. Steward and Tommy Thompson. The Chairman of the Compensation Committee is Robert K. Ditmore. The Compensation Committee met five times during 2010.

Nominating and Governance Committee

The Nominating and Governance Committee’s responsibilities include:

•	identifying individuals qualified to become members of the board;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;

•	reviewing and making recommendations to the board with respect to management succession planning;

•	reviewing and recommending to the board corporate governance principles; and

•	overseeing an annual evaluation of the board’s performance.

The current members of the Nominating and Governance Committee are Robert K. Ditmore, David L. Steward and Tommy G. Thompson. The Chairman of the Nominating and Governance Committee is David L. Steward. The Nominating and Governance Committee met one time and acted by written consent one time during 2010.

Director Candidates

The process followed by the Nominating and Governance Committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Governance Committee and the board.  Upon nomination and election of a new director by the board during any year, that director will be nominated for election at the next annual meeting.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the Nominating and Governance Committee will apply the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, age, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

Board membership should reflect diversity in its broadest sense, including persons diverse in background, geography, perspective, gender, and ethnicity. The board is particularly interested in maintaining a mix that includes the following backgrounds:

•	Public company governance
•	Healthcare
•	Service and insurance industry
•	Companies with revenues greater than $1 billion
•	Public accounting
•	Investment banking
•	Technology
•	Organizational development
•	Political and regulatory relationships
•	Experience as a chief executive officer

Stockholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least one year as of the date such recommendation is made, to Nominating and Governance Committee, c/o Corporate Secretary, Centene Corporation,  7700 Forsyth Boulevard, St. Louis, Missouri 63105. Assuming that appropriate biographical and background material has been provided on a timely basis in accordance with the procedures set forth in our by-laws, the Nominating and Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process and applying substantially the same criteria as it follows for candidates submitted by others.

Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Governance Committee or the board, by following the procedures set forth under “Submission of Future Stockholder Proposals” of this proxy statement.

Risk Management

The full board of directors oversees the Company’s enterprise-wide risk management processes, with assistance provided by board committees.  Management executes risk management activities, which includes identifying, assessing, and aligning actions necessary to manage risk consistent with the Company’s strategy.

The oversight responsibility of the board of directors and its committees is enabled by quarterly risk reporting to the board from executive management, designed to provide visibility about the identification, assessment and management of critical risks, including strategic, operational, financial, compensation, public policy, compliance, regulatory, investment, information security and other risks.  Furthermore, the board of directors and its committees are routinely informed of emerging risks that could affect the Company’s risk profile.

As noted above, the board uses its committees to assist in its risk oversight function:

•
Our Audit Committee assists in the oversight of our financial and reporting risks, disclosure risk and procedures, code of business conduct and ethics risks, investment, and risk assessment and management policies.  The Company’s Vice President of Internal Audit, who reports to the Chief Executive Officer and Audit Committee, assists the Company in identifying and evaluating risk management controls and methodologies to address risks and provides reports to the Audit Committee quarterly.   The Audit Committee meets privately with representatives from the Company’s independent registered public accounting firm, the Company’s Vice President of Internal Audit and the Company’s General Counsel.

•
Our Compensation Committee assists in the oversight of risks associated with our compensation plans and policies.  Please see “Compensation Discussion and Analysis: Risk Disclosure” for a discussion of elements intended to mitigate excessive risk taking by our employees.

•	Our Nominating and Governance Committee assists in the oversight of board processes and corporate governance related risk.

Communicating with Independent Directors

The board will give appropriate attention to written communications that are submitted by stockholders and other interested parties and will respond as appropriate. The chairman of the Nominating and Governance Committee, with the assistance of our chief executive officer, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as he or she considers appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments considered to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders and interested parties who wish to send communications on any topic to the board should address such communications to Board of Directors c/o Corporate Secretary, Centene Corporation, 7700 Forsyth Boulevard, St. Louis, Missouri 63105. Any stockholder or interested party who wishes to communicate directly with our presiding director, or with our non-employee directors as a group, should also follow the foregoing method.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines addressing, among other things, director qualifications and responsibilities, responsibilities of key board committees, director compensation and management succession. A current copy of the Corporate Governance Guidelines is posted on our website, www.centene.com.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics which is applicable to all employees of the Company, including the principal executive officer, principal financial officer and principal accounting officer. While no code of conduct can replace the thoughtful behavior of an ethical director, officer or employee, we feel the Code of Business Conduct and Ethics will, among other things, focus our board and management on areas of ethical risk, provide guidance in recognizing and dealing with ethical issues, provide mechanisms to report unethical conduct and generally help foster a culture of honesty and accountability. Any amendment or waiver of the Code of Business Conduct and Ethics may only be made by the board or a committee of the board. A current copy of the Code of Business Conduct and Ethics is posted on our website, www.centene.com. Any future amendments or waivers of the Code of Business Conduct and Ethics will be promptly disclosed on our website.

Our policy concerning pre-approval of related party transactions is incorporated in the provisions of our Code of Business Conduct and Ethics regarding conflicts of interest. As part of our Code of Business Conduct and Ethics, our directors, officers and employees are responsible for disclosing any transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the Corporate Compliance Officer of the Company or the board of directors, in the case of an executive officer or director, who shall be responsible for determining whether such transaction or relationship constitutes a conflict of interest.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010, about the securities authorized for issuance under our equity compensation plans, consisting of our 1996 Stock Plan, 1998 Stock Plan, 1999 Stock Plan, 2000 Stock Plan, 2002 Employee Stock Purchase Plan and 2003 Stock Incentive Plan.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	5,006,556	$20.71	2,718,005
Equity compensation plans not approved by stockholders	—	—	—
Total	5,006,556		2,718,005

The number of securities in column (a) includes 3,138,521 options with a weighted-average remaining life of 4.7 years and 1,868,035 shares of restricted stock and restricted stock units.

The number of securities in column (c) includes 635,076 shares available for future issuance under the 2002 Employee Stock Purchase Plan.

Audit Committee Report

Management is responsible for the preparation of Centene’s consolidated financial statements and for establishing and maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. KPMG LLP, as independent registered public accountants for Centene, is responsible for performing an independent audit of our consolidated financial statements and of the Company’s internal control over financial reporting and issuing two reports thereon, in accordance with standards established by the Public Company Accounting Oversight Board (PCAOB). The Audit Committee’s responsibility is to monitor and provide independent, objective oversight of these processes. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention it deems necessary and appropriate to each of the matters assigned to it under its charter.

The Audit Committee met and held discussions with management and the independent registered public accountants to review and discuss all financial statements included in public filings during the fiscal year ended December 31, 2010 before their issuance and to discuss significant accounting issues and the Company’s internal control over financial reporting. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles and that there were no material weaknesses in its internal control over financial reporting. The Audit Committee has received from and discussed with the independent registered public accountants matters required to be discussed under the PCAOB standards, SEC rules, and Statement on Auditing Standards, or SAS, No. 61, as amended by SAS No. 90 (Communication with Audit Committees) including, among other things, the following:

•	methods to account for significant unusual transactions;

•	the quality of Centene’s accounting principles, including the effect of significant accounting policies in controversial or emerging areas;

•
the process used by management in formulating particularly sensitive accounting estimates, the reasonableness of significant judgments, and the basis for the conclusions of KPMG LLP regarding the reasonableness of those estimates;

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements; and

•	material weaknesses or significant internal control deficiencies, if any.

KPMG LLP also provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence which requires auditors, among other things, annually to:

•	disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence;

•	confirm their perceived independence; and

•	engage in a discussion of independence.

The Audit Committee has discussed with KPMG LLP their independence with respect to Centene, including a review of audit and non-audit fees and services and concluded that KPMG LLP is independent.

Based on its discussions with management and KPMG LLP and its review of the representations and information provided by management and KPMG LLP, the Audit Committee recommended to the board that the audited consolidated financial statements be included in Centene’s Annual Report on Form 10-K for the year ended December 31, 2010.

By the Audit Committee of the Board of Directors of Centene Corporation.

AUDIT COMMITTEE

Frederick H. Eppinger
Pamela A. Joseph
John R. Roberts, Chair

Independent Registered Public Accounting Firm

Our board of directors, upon the recommendation of the Audit Committee, has selected KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2011. See “Discussion of proposals – Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm.” KPMG LLP has served as our independent registered public accounting firm since June 8, 2005. We expect that representatives of KPMG LLP will be present at our Annual Meeting of Stockholders to answer appropriate questions. They will have the opportunity to make a statement if they desire to do so.

Independent Auditor Fees

The following table discloses the aggregate fees billed in 2010 and 2009 by KPMG LLP, our independent registered public accounting firm ($ in thousands):

	KPMG
	2010	2009
Audit Fees	$1,594	$1,447
Audit-Related Fees	109	97
Tax Fees	—	—
All Other Fees	—	—

Audit-related fees in 2010 and 2009 consist primarily of fees for operational control reviews.

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to the Company by its independent registered public accounting firm. Any approval of services by the chairman of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee. All audit-related fees and tax fees for 2010 and 2009 were pre-approved by the Audit Committee, and no fees were provided under the de minimis exception to the audit committee pre-approval requirements.

Related Party Transactions

None.

INFORMATION ABOUT EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” with the Company’s management. Based on such review and discussions, the Compensation Committee recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement and our annual report on Form 10-K.

COMPENSATION COMMITTEE

Robert K. Ditmore, Chair
Pamela A. Joseph
David L. Steward
Tommy G. Thompson

Compensation Discussion and Analysis (CD&A)

This CD&A discusses our compensation policies and arrangements that are applicable to our Named Executive Officers.

Company’s Compensation Philosophy

Our overall compensation philosophy is to pay for performance.  Compensation decisions are based on what promotes our corporate mission statement and creates long-term stockholder value using specific metrics that promote our pay for performance culture.  Compensation decisions regarding annual incentives and stock grants are based on the Company meeting specific earnings per share objectives, meeting our annual and long term business plans and differentiating superior performers to correlate compensation with such executives’ contributions to Company success.  In addition, Centene will continue to emphasize stock compensation arrangements that align the financial interests of our executives with the interests of long-term stockholders as evidenced by our stock ownership requirements for officers of the Company.

The following graph illustrates the Company’s pay for performance philosophy by placing a majority of the executive’s target total direct compensation at risk.  The base salary is at December 31, 2010 and the target opportunities are for 2011 and further dates.  With respect to long-term performance, 50% of the restricted stock units (RSUs) are performance based and the 2007 Cash Long Term Incentive Plan (Cash LTIP) is 100% performance-based on three-year metrics from 2011 to 2013.

While recognizing a pay for performance culture, the company continually audits and reviews its company pay practices to ensure that there is not excessive risk taking.  Management is aware of companies that have not appropriately balanced risk and rewards in its executive compensation program and believes that the proper balance of long term incentives with the proper annual base salary must be continually evaluated.  The Compensation Committee believes the current compensation mix presented in the chart above was correct for the 2010 fiscal year.

 Overview of the Compensation Program

The Compensation Committee establishes and administers the executive compensation philosophy and program and assists the board of directors in the development and oversight of all aspects of executive compensation.   The key compensation goals are to hire, motivate, reward and retain executives who create long-term stockholder value. The philosophy of the Compensation Committee as it relates to executive compensation is that our chief executive officer and other executive officers should be compensated at competitive levels sufficient to attract, motivate and retain talented executives who are capable of leading us in achieving our business objectives in an industry facing increasing regulation, competition and change, while aligning the compensation of senior management with the long-term interests of stockholders.

Centene must leverage its compensation and benefit programs to attract the best talent in order to compete and achieve aggressive operating objectives. In light of this, Centene must view private equity firms as significant competition for talent and that Centene is a source for them to recruit this talent if the appropriate compensation programs are not in place.  The establishment of aggressive expectations (pay for performance with documented performance) and Centene’s ability to achieve those expectations and demonstrate growth in earnings per share has a proven impact on stockholder value.  Attracting and retaining the correct management team and establishing the proper rewards alignment to Company performance is paramount to the interests of both Centene and its stockholders.

In order to achieve these objectives, the Compensation Committee establishes target, market-based total compensation (e.g., base salary, annual bonus target and long-term incentives) from similarly sized companies based on revenues. For total compensation, the Compensation Committee’s competitive objective is for our total compensation to:

•
fall between the 50th percentile and 75th percentile of the 19 company insurance industry peer group (discussed below) based on size adjusted and compensation regressed organizations at revenues of $5 billion;

•	fall between the 50th percentile and 75th percentile of general industry organizations based on size adjusted and compensation regressed organizations at revenues of $5 billion; and
•
approximate the 50th percentile of organizations in the general industry that have similar growth and long-term performance as Centene based on size adjusted and compensation regressed organizations at revenues of $5 billion.

For each component of total compensation, the Compensation Committee’s competitive objectives are for our:

•	base salary to approximate the 75th percentile of similarly-sized organizations;
•	annual bonus target to approximate the 50th percentile of similarly-sized organizations; and
•	long-term incentives to approximate the 50th percentile of similarly-sized organizations.

Both sets of objectives generally result in approximately the same market based total compensation.

Benchmarking and Comparator Groups

Each year the Compensation Committee evaluates a number of factors when determining executive compensation levels to ensure that pay opportunities being delivered to our executive officers are competitive with the labor markets in which the Company competes for talent.  Publicly available executive compensation market data is used in this decision making process.

In 2009, Towers Watson was engaged to develop an executive compensation peer group by conducting an independent analysis of the insurance industry.  In developing this peer group, Towers Watson analyzed the managed care industry and possible Centene peers using the Standard and Poor’s Global Industry Classification System (GICS) codes.  The analysis indicated that there are three key segments to the industry:

•	Managed Health Care Companies (Centene classification)
•	Health Care Facilities
•	Health Care Services

From this analysis, Towers Watson recommended a sample size of 19 companies; 13 from Managed Health Care Companies (complete view of the Managed Health Care Industry of companies greater than $1 billion in revenue), three from Health Care Services and three from Health Care Facilities.  The Compensation Committee believed that this group was more indicative of high growth companies (like Centene) than the previous peer group and that the sample size of 19 was a better representation of the labor market for executive and management talent than the smaller sample size of seven before.  The following represents the Company’s industry peer group for 2010, which remains the same as the previous year’s peer group:

1. Aetna, Inc 2. Amedisys Inc. 3. Amerigroup Corporation 4. Catalyst Health Solutions, Inc. 5. CIGNA Corporation 6. Community Health Systems, Inc.

7. Coventry Health Care, Inc. 8. Davita Inc. 9. Health Net, Inc. 10. Healthspring, Inc
11. Humana Inc.
12. Lifepoint Hospitals, Inc.
13. Magellan Health Services Inc.
14. Molina Healthcare, Inc.
15. Sun Healthcare Group Inc.
16. UnitedHealth Group Incorporated
17. Universal American Corporation
18. Wellcare Health Plans, Inc.
19. WellPoint, Inc.

Methodology

The Compensation Committee used Towers Watson to supply and summarize the market data from these companies for the CEO and the other four Named Executive Officers.  The data was size adjusted using statistical regression analysis to $5 billion in revenue to approximate the Company’s revenue, and compensation was similarly adjusted through the use of statistical regression analysis to reflect the 50th and 75th percentile of a $5 billion company for base salary, target bonus, long term incentives and target total compensation.

The Committee reviewed additional data sources from Pearl Meyer in determining the compensation for the CEO. Pearl Meyer was retained independently by the Compensation Committee to provide recommendations for the CEO’s compensation.

The market for executive talent includes companies both within and outside our industry or sector.  Therefore, the market data the Compensation Committee utilizes includes not only the industry peer group of 19 companies developed by Towers Watson but also a general industry peer group of 42 companies developed by Hewitt.  The Compensation Committee believes that including this broader range of companies is likely to provide a more representative depiction of the overall competitive market for talent.  Several of our executives have been recruited from companies outside of our industry, as noted in their biographies beginning on page 8.  This general industry peer group was initially developed in 2009 using Hewitt’s Total Compensation ManagementTM database of approximately 700 companies.  From that group, 120 companies with annual revenue of $2 billion-$13 billion were selected as a possible sample.  From that group, companies that did not meet one of the follow criteria were excluded from the group:

•	5-year return on net assets > 10%
•	5-year sales growth > 10%
•	5-year earnings per share growth > 10%
•	5-year total shareholder return > 7%

Eighty-one companies met at least one of the above criteria, and the sample size was further reduced to 42 companies by only including those companies that met two or more of the above criteria.

In 2010, the 42 initial companies were reanalyzed with up-to-date data to determine how many of the four criteria were still met.  From the analysis, four of the 42 companies did not meet any of the criteria and were subsequently eliminated from the group.  Four new companies were added to the sample that passed at least two of the criteria.

The data was size adjusted to the new sample using statistical regression analysis to $5 billion in revenue to approximate the Company’s revenue, and compensation was similarly adjusted using statistical regression analysis to reflect the 50th and 75th percentile of a $5 billion company for base salary, target bonus, long term incentives and target total compensation.

 All elements of compensation are valued and reviewed in evaluating the relative competitiveness of our compensation practices against both the market data and the Compensation Committee’s competitive objectives. In addition, the Compensation Committee annually reviews a tally sheet for each Named Executive Officer, which includes the current value of all outstanding equity-based awards, deferrals, benefits and perquisites, as well as potential payments under change in control agreements.  The Committee uses the tally sheets to analyze each Named Executive Officer’s base salary, annual incentive target and long-term incentive opportunity in relation to the market and each component of compensation as a percentage of total compensation.

The Compensation Committee has always viewed compensation as a total package that includes base salary, performance-based bonus compensation, long-term equity compensation, deferrals, benefits and perquisites. Because we do not provide a defined benefit pension plan or retiree health care (except for the chief executive officer as provided for in his employment agreement), the Compensation Committee feels that it is important that executives are compensated at levels that may exceed their counterparts in industries that provide these types of benefits.

Base Salaries

In determining appropriate annual base salaries, in addition to reviewing market data from Hewitt and Towers Watson, the Compensation Committee considered:

•	the chief executive officer’s recommendations as to compensation for all other executive officers;
•	the scope of responsibility, experience, time in position and individual performance of each officer, including the chief executive officer;
•	the effectiveness of each executive’s leadership performance and potential to enhance long-term stockholder value; and
•	internal equity.

In certain circumstances such as an external candidate or an executive with high potential, base salary may be positioned above the competitive objectives, with the appropriate supporting rationale. The Compensation Committee’s analysis is a subjective process that utilizes no specific weighting or formula of the aforementioned factors in determining executives’ base salaries.

Adjustments to base salaries are determined based on merit and market. This requires a detailed evaluation of individual performance, competitive market levels and rates of increase, executive experience, internal equity, as well as our overall salary budget. In 2010, Towers Watson compared our Named Executive Officers’ base salaries to the market data, and on average, our base salaries for 2010 were slightly below the 75th percentile of the industry peer group. Effective January 1, 2011, the Chairman, President and Chief Executive Officer’s 2011 annual base salary remained at $1.1 million.  Other Named Executive Officers received base salary increases for 2011 in light of the aforementioned factors.  Since annual incentives (as discussed below) are based on a percentage of base salary, base salary increases also have the effect of increasing the size of annual incentive opportunity.

Annual Incentives

The Compensation Committee considers annual incentive compensation to be a motivational method for encouraging and rewarding outstanding individual performance that contributes to our overall performance.

Awards under our bonus plan are recommended to the board of directors by the Compensation Committee based primarily upon:

•	meeting the Company’s earnings per share objective;
•	our overall performance, including our performance versus our business plan;
•	the performance of the individual officer, including the effectiveness of each executive’s leadership performance and potential to enhance long-term stockholder value;
•	targeted bonus amounts which are based upon market data; and
•	the recommendation of the chief executive officer.

Annual incentive compensation is designed to motivate executives to achieve higher levels of success through formula driven targets. Executives are rewarded for meeting annual operating plan objectives for a 12 month period that create long-term stockholder value. Specifically, the primary corporate financial measurements for determining bonus eligibility are earnings per share (EPS), revenue growth targets and pre-tax operating margins. Secondly, each business unit may have annual operating plan objectives for a 15 month period consisting of a calendar year plus the 1st quarter of the following year, which determine bonus eligibility. Business unit bonuses are based on meeting pre-established operating plan expectations. Finally, individual performance is evaluated to determine the amount above or below the target that should be awarded based on individual contributions. The Committee has previously exercised its discretion to pay bonuses above and below the target.

Target percentages are positioned, on their own, to be competitive with the 50th percentile of the market data. However, when applied to our base salaries they create a total cash opportunity that is consistent with our competitive objectives. Additional amounts are possible in the Compensation Committee’s discretion, based upon the executive’s achievement of above-target performance, which may allow an executive to actually earn cash compensation near the high end of the range of our competitive objectives.

The Compensation Committee reviewed the chief executive officer’s performance during 2010 and recommended to the board of directors that an annual bonus of $1.9 million be awarded to Mr. Neidorff for the year. In making this recommendation, the Compensation Committee recognized that the company exceeded its diluted earnings per share from continuing operations target of $1.75 by earning $1.80 per share in 2010.  In addition, the Company’s earnings from operations were $154.3 million, an increase of 12.2% over 2009 earnings from operations.  Finally, premium and service revenue increased 10.5% to $4.3 billion for 2010 and the Company reported strong operating cash flow.

Other Named Executive Officers also received an annual bonus based on each individual’s performance and the performance of the Company.  Recognizing that pay for performance is part of the Company’s culture, in the past the Compensation Committee has withheld annual incentive bonuses when certain financial measures were not met, most recently in 2006, or not paid out full target bonuses as was the case in 2007.

For 2011, we will continue to use similar objective performance measures stated above and also evaluate individual performance for our annual incentive program. The Compensation Committee believes that it has set the performance measure targets to provide the appropriate level of motivation for participants based on market and industry expectations.

Based on the amounts of total compensation listed in the Summary Compensation Table, annual bonus compensation represented from 20% to 27% of total compensation for the Named Executive Officers in fiscal year 2010. The Compensation Committee feels that these amounts are reflective of the program’s objective to reward individual performance that contributes to our overall performance in light of meeting the targeted earnings per share amount.

Long-Term Incentives

Our long-term incentive compensation is designed to attract and retain key executives, build an integrated management team, reward for innovation and appropriate risk-taking, balance short-term thinking and share long-term successes while aligning executive and stockholder interests.

Long-term incentives are positioned at the lower end of the range of our competitive objective, for two reasons:

•
This keeps our total compensation opportunity in line with our competitive objectives (that is, not every component of pay can be positioned at the high end of the range, or else total compensation opportunity will exceed the high end of the range).

•	Our staffing model and business plan should provide, over a longer time horizon, opportunities for greater than average wealth accumulation as performance warrants.

During the Compensation Committee’s review in December 2010, it was noted that long-term incentives that were granted to our Named Executive Officer’s are now positioned just above the 50th percentile of similarly-sized organizations which is our competitive objective.  Therefore, the Compensation Committee considered this position, with the addition of performance based RSUs, when determining the size of the grants made to the Named Executive Officers at that meeting.

Long-term incentives are provided both through equity (stock options and RSUs) and cash ensuring that the maximum number of shares of common stock granted in any calendar year (excluding shares granted in connection with an acquisition) does not exceed a level associated with competitive practice.  In summary, excluding acquisitions, we do not grant annually more than 2% of the outstanding shares of the Company.

Stock options and RSUs are designed to attract executive talent in a competitive environment while motivating and building an integrated management team that can balance short-term thinking with our long-term objectives. RSUs are also used to motivate and retain key tenured executives as part of their long-term incentive compensation while recognizing exceptional performance and rewarding successful innovation and risk-taking through spot awards.   Options and RSUs are normally granted at the annual December Compensation Committee meeting, but may also be awarded at other Compensation Committee meetings following a promotion, for extraordinary performance, or at time of hire for eligible executives.

The board of directors determined the award sizes for each Named Executive Officer by analyzing the competitive objectives listed above, reviewing a tally sheet for each Named Executive Officer and evaluating the individual’s 2010 performance.

Under the Cash LTIP, executives will be awarded cash for achieving long-term (3 year) financial objectives of cumulative revenue growth and pre-tax operating margin.  As noted in the graph on page 20, this plan will be used for approximately 50% of total long-term incentive awards. In general, cash awards are paid annually after completion of each 3 year performance cycle and announced annually prior to the beginning of each 3 year performance cycle. As discussed below, the Compensation Committee adopted this type of long-term cash plan to, among other things, complement our current 2003 Stock Incentive Plan, assist in managing annual dilution, and supplement the number of shares available under the Company’s 2003 Stock Incentive Plan.  The first payment due under the 2007-2009 plan cycle was not paid out due to the Company not meeting the two cumulative metrics for the performance cycle.  The Compensation Committee reviewed the Company’s performance for the 2008-2010 performance cycle, including the fact that the Company met its cumulative revenue growth threshold of 15.0% to 16.9% by achieving cumulative revenue growth of 16.6% and met its pre-tax operating margin threshold of 3.5% to 3.74% by having a pre-tax operating margin of 3.71%, and determined that the awards for the Named Executive Officers would pay 60% of target, or $900,000, $306,000, $330,000 and $108,000 for Mssrs. Neidorff, Scheffel, Eggert and Hunter, respectively.  Mr. Imholz was not eligible for this cycle since he was hired subsequent to the beginning of the performance cycle.  We believe the targets established for the Cash LTIP plan are difficult to meet as evidenced by not meeting the threshold for payment in the first three year cycle under the plan and only paying out at 60% for the 2008-2010 performance cycle.

The use of the Cash LTIP and RSUs helps to reduce annual share usage under the 2003 Stock Incentive Plan, as compared with stock options.  Fifty percent of RSUs issued in 2010 to the Named Executive Officers currently satisfy Section 162(m) of the Internal Revenue Code (the Code).

Based on the amounts of total compensation listed in the Summary Compensation Table, long-term variable compensation represented from 0% to 17% of total compensation for the Named Executive Officers in fiscal year 2010, which is consistent with general market practice as well as the Compensation Committee’s overall compensation objectives. As noted above, we traditionally grant awards which are based upon the Compensation Committee’s recommendation at the December board meeting and do not “time” the granting of long-term incentives awards with respect to the release of material non-public information and have not timed such grants for the purpose of affecting the value of executive compensation.

As mentioned in the discussion of the Company’s compensation philosophy on page 19 and in continuing to emphasize the Company’s commitment to pay for performance principles, a minimum of at least 50% of all shares granted to our Named Executive Officers will require that a performance parameter be met in order for the stock to vest.  Specifically, 50% of the grants to executive officers in December 2010 (our regular cycle for long-term incentive grants) have a performance condition based upon our 2011 diluted EPS.  The midpoint of the Company’s 2011 EPS guidance of $2.05 will be the target for these performance related shares.  A ratable 5% reduction from that target for each $.01 reduction in EPS will be incorporated, resulting in 0% vesting for EPS less than $0.20 from the target.

For example, had the December 2009 award been granted with a similar performance condition, the target EPS would have been $1.75, the midpoint of the Company’s annual guidance of $1.70 - $1.80.  EPS of $1.60 would result in 25% of the performance shares vesting; EPS of $1.65 would result in 50% of the performance shares vesting; and EPS of $1.70 would result in 75% of the performance shares vesting.  If the Company’s 2010 EPS were $1.55 or less, zero performance shares would vest.  Since the Company exceeded the 2010 EPS target of $1.75 by earning $1.80, 100% of the performance shares would have vested.

The Compensation Committee and board of directors may adjust these performance targets to be at levels it believes to be rigorous and challenging to meet.  The performance criteria may include any of the metrics identified in the Plan document.  The Compensation Committee of the board may determine that the performance parameters used to measure the appropriate pay out include or exclude items which are deemed beyond management’s control.  These items include but are not limited to those stated in the Plan document.

Stock Ownership Guidelines

In 2005, we established stock ownership guidelines for our Named Executive Officers, other officers and board of directors. In July 2009, Health Plan & Specialty Company Presidents and Corporate Vice Presidents were also included in the guidelines.  We feel that ownership of our stock helps align the interests of our executives and stockholders, and encourages executives to act in a manner that is expected to increase stockholder value. The stock ownership guidelines for our officers are as follows:

Officer	Minimum Ownership Requirement as a Percentage of Base Salary
Chairman, President and Chief Executive Officer	5X
Executive Vice President	2.5X
Senior Vice President	2X
Plan & Specialty Company Presidents, Plan Chief Operating Officers, and Corporate Vice Presidents	1X

For those who were executive officers in February 2005 when the stock share ownership guidelines were implemented, the number of shares that should be owned by the executive is determined based on their base salary and share price as of the implementation. For executives hired or promoted to these positions or a higher position after February 2005, the number of shares to be held would be determined at the time they were hired or promoted. In all cases, an executive would have five years to attain the level of stock ownership suggested under these guidelines.  Beginning with RSUs awarded in 2010, the board established a policy requiring executive officers to retain ownership of the shares received from the vesting or payout of any RSU award granted under our stock incentive plan (net of any shares used to satisfy tax withholding) for one year following such vesting or payout.

The Compensation Committee will annually review the stock ownership levels of the executive officers. Future stock awards will take into consideration the executive’s level of attainment of the suggested stock ownership amount.

Officers who fail to achieve these ownership levels will not be eligible to receive any stock-based awards until they achieve their required ownership level. Shares owned directly by the officer (including those held as a joint tenant or as tenant in common), restricted stock, shares owned in a self-directed IRA, “phantom shares” held in a deferred compensation plan and certain shares owned or held for the benefit of a spouse or minor children are counted toward the guidelines. Options and unvested RSUs are not counted toward meeting the ownership guidelines. As of the close of the last fiscal year and the date of this report, all Named Executive Officers subject to the guidelines are in compliance with them or still have time to attain compliance in accordance with the guidelines. We prohibit employees from hedging their stock ownership.

Our stock ownership guidelines for members of our board of directors encourage them to own 20,000 shares of common stock, and commencing with our annual meeting in April 2012, each director has three years to attain this level of ownership.  We prohibit directors from hedging their stock ownership.

Other Benefits

We provide our Named Executive Officers with a defined contribution 401(k) retirement program. This defined contribution 401(k) retirement program is the same program that is provided generally to our employees. We also provide our Named Executive Officers with a non-qualified deferred compensation plan to make up for matching contributions that are limited by compensation limits imposed on qualified retirement plans under the Internal Revenue Code. We do not provide our Named Executive Officers with a defined benefit retirement program. We also do not provide retiree medical coverage to our Named Executive Officers, with the exception to Mr. Neidorff, as specified in his employment agreement.

With respect to most other benefits, the benefits provided to Named Executive Officers and other executive officers are comparable to those provided to the majority of salaried and hourly Company employees. We require all Named Executive Officers to have their tax returns prepared or reviewed by an independent certified public accounting firm. Due to this requirement, costs related to these services are paid by us. In addition, each Named Executive Officer has the option to use a financial advisor for fees that in total do not exceed $11,000 annually for both tax preparation and financial advisement.

The board of directors believes that additional security is required for the position of chairman, president and chief executive officer and other Named Executive Officers. Pursuant to a policy implemented by our board, Mr. Neidorff is required to use Company provided aircraft for all air travel and we provide home security services to Mr. Neidorff.  Mr. Neidorff’s personal use of Company aircraft and home security services are fully taxable to him and are not grossed up to cover his personal income tax liability.  Home security services are also provided to our Named Executive Officers and these costs are fully taxable to them and are also not grossed up to cover any personal income tax liability.

Risk Disclosure

The Committee is aware of the consequences to companies that have not appropriately balanced risk and rewards in executive compensation.  The Committee believes that the emphasis on long-term performance in the RSU program and the Cash LTIP results in an overall compensation program that does not reward excessive risk-taking for the Company.  Further, risks are limited by the use of ownership guidelines mentioned above and a clawback provision that provides that any cash bonuses that are paid from the annual bonus plan that are a result of material financial impropriety (as defined by the Audit Committee of the board of directors) and require financial restatements due to these improprieties, may result in any officers becoming obligated to pay back the bonus amount to the Company.

The Company’s compensation strategy is intended to mitigate risk by emphasizing long-term compensation and financial performance measures correlated with growing stockholder value rather than rewarding shorter performance and payout periods.  A recent review of the Company’s compensation programs did not identify any compensation programs that unduly incentivize employees to take any excessive risks.

Employment Contracts, Termination of Employment Arrangements, and Change in Control Arrangements

CEO Employment Agreement

Michael F. Neidorff serves as Chairman of our board of directors and our President and Chief Executive Officer pursuant to an employment agreement dated November 8, 2004. The term of the employment agreement extends until November 8, 2014. Under this agreement, we currently pay Mr. Neidorff an annual salary of $1,100,000, which is subject to an annual review by our board of directors. Mr. Neidorff is eligible for an annual target bonus of 150% of base salary and a maximum annual bonus equal to not less than 200% of base salary. The agreement also awarded Mr. Neidorff 1,000,000 RSUs as of November 8, 2004. Of these RSUs, 60% vested in 2009 with the remaining 40% vesting ratably between 2010-2014. Mr. Neidorff has agreed not to compete with us or solicit any of our employees during the term of his employment and for 12 months thereafter. Mr. Neidorff’s employment may be terminated by us for cause or permanent disability or by Mr. Neidorff for good reason. If Mr. Neidorff is terminated by us without cause or if he terminates for good reason, he is entitled to receive salary continuation for a period of 36 months or the remaining term of the agreement, whichever is shorter (but not less than six months), lifetime health and dental coverage to which he would be entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, lifetime life insurance coverage, lifetime medical insurance for him and his eligible dependents, full acceleration of any unexercised stock options or other equity awards held by him, and acceleration of a portion of unvested RSUs awarded pursuant to the agreement based on certain stipulations. Upon a change in control during the term of this agreement, any unvested RSUs and any unexercised stock options or other equity awards held by Mr. Neidorff will vest in full.  Mr. Neidorff is eligible for a gross-up payment if any parts or amounts payable under his employment agreement are deemed to be “excess parachute payments” within the meaning of Section 280G of the Code or similar provisions.  Mr. Neidorff’s agreement was amended in 2008 to (1) to eliminate the non-compete and non-solicitation requirements if there was a “hostile change in control” as defined in his agreement and (2) to add language to the agreement to make it compliant with Section 409A of the Code.

Severance and Change in Control Agreements

Mark W. Eggert, William N. Scheffel, Jesse N. Hunter and Donald G. Imholz serve as executive officers pursuant to executive severance and change in control agreements (the agreements). Under these agreements, 2011 annual salaries are $610,000, $645,000, $495,000 and $422,000 for Messrs. Eggert, Scheffel, Hunter and Imholz, respectively.

The agreements generally provide that, if within 24 months following a change in control (as defined in the agreements), the executive’s employment is terminated by us other than for cause (as defined in the agreements) or by the executive for good reason (as defined in the agreements), the executive will receive a cash payment equal to the sum of (1) an amount equal to 24 months of salary, (b) the average of the executive’s last two annual bonuses multiplied by two, and (c) a prorated annual bonus for the year in which the termination occurs. The executive also will receive 18 months of medical coverage. The executive’s existing equity awards will vest in full at the time of a change in control.

The agreements also generally provide that, if an executive’s employment is terminated by us other than for cause or by the executive for good reason in the absence of a change in control, the executive will receive 12 months of salary continuation, a prorated annual bonus for the year in which the termination occurs, 12 months of medical coverage and 12 months of continued vesting of the executive’s existing equity awards.  If any parts or amounts payable under the executive’s employment agreement are deemed to be “excess parachute payments” within the meaning of Section 280G of the Code or similar provision, the Company may be required to pay the executive an additional cash amount (gross-up payment).

In the agreements, the executives agree to non-competition and non-solicitation provisions that extend through the first anniversary of termination of employment, unless the termination was due to a “hostile takeover” as defined in the agreement.

The board has determined that it is in our best interests and our stockholders’ to assure that we will have the continued dedication of the executive, notwithstanding the possibility, threat, or occurrence of a change in control. The board believes it is imperative to diminish the inevitable distraction of the executive by virtue of the personal uncertainties and risks created by a pending or threatened change in control, to encourage the executive’s full attention and dedication to us, and to provide the executive with compensation and benefits arrangements upon a change in control which (i) will satisfy the executive’s compensation and benefits expectations and (ii) are competitive with those of other major corporations.

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a tax deduction to a publicly traded company for compensation in excess of $1 million paid to its chief executive officer and its four other most highly compensated executive officers, excluding the chief financial officer.  Some types of compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met. In general, we structure and administer our stock incentive plans in a manner intended to comply with the performance-based exception to Section 162(m).  Additionally, we intend that our Short-Term Executive Compensation Plan complies with the performance-based exception to Section 162(m).  Nevertheless, there can be no assurance that compensation attributable to awards granted under our stock option plans or our Short-Term Executive Compensation Plan will be treated as qualified performance-based compensation under Section 162(m).

Recently enacted federal legislation (the Patient Protection and Affordable Care Act (PPACA)) amended the Code to limit the amount that certain health care insurers and providers, including the Company, may deduct for a tax year beginning after 2012 for compensation to any employee in excess of $500,000.  In contrast to Section 162(m) as currently in effect, this new legislation does not create any exceptions for performance-based compensation.  The Compensation Committee did not consider the impact of this legislation when reviewing and determining executive compensation for 2010.  However, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and the performance of its employees.

Summary Compensation Table

The following table summarizes the compensation of our Named Executive Officers for the fiscal years ended December 31, 2010, 2009 and 2008. Additional description of each component of compensation for our Named Executive Officers is included elsewhere in this Proxy Statement under the caption, “Compensation Discussion and Analysis.”

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) 1	Option Awards ($) 1	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)

Michael F. Neidorff	2010	$1,100,000	$1,900,000	$3,649,500	$—	$900,000	$396,220	2	$7,945,720
Chairman, President and Chief Executive Officer	2009	1,000,000	1,750,000	2,878,500	—	—	449,400		6,077,900
	2008	1,000,000	1,250,000	1,691,000	—	—	418,365		4,359,365

William N. Scheffel	2010	625,000	595,000	608,250	—	306,000	35,986	3	2,170,236
Executive Vice President and Chief Financial Officer	2009	595,000	575,000	474,500	—	—	32,850		1,677,350
	2008	575,000	500,000	358,400	—	—	27,750		1,461,150

Mark W. Eggert	2010	590,000	400,000	608,250	—	330,000	23,825	4	1,952,075
Executive Vice President, Health Plan Business Unit	2009	570,000	450,000	379,600	—	—	22,898		1,422,498
	2008	550,000	455,000	358,400	—	—	18,424		1,381,824

Jesse N. Hunter	2010	450,000	400,000	851,550	—	108,000	24,738	5	1,834,288
Executive Vice President, Corporate Development	2009	425,000	375,000	474,500	—	—	36,099		1,310,599
	2008	391,154	400,000	621,800	83,805	—	29,636		1,526,395

Donald G. Imholz	2010	410,000	350,000	851,550	—	—	37,530	6	1,649,080
Executive Vice President and Chief Information Officer

1
The amounts reported as Stock Awards and Option Awards reflect the fair value of grants made during the current year under the Company’s stock incentive plans.  Assumptions used in the calculation of this amount for fiscal years ended December 31, 2010, 2009 and 2008 are included in footnote 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2011.  There can be no assurance that the grant date fair value of Stock Awards will ever be realized.

2
All other compensation includes $154,700 of personal use of Company provided aircraft. Pursuant to the policy established by our board, our Chairman, President and Chief Executive Officer is required to use Company provided aircraft for all travel, a taxable benefit to Mr. Neidorff pursuant to the applicable Internal Revenue Service regulations. For flights on corporate aircraft, aggregate incremental cost is calculated based on a cost-per-flight-hour charge developed by a nationally recognized and independent service. This flight-hour charge reflects the direct operating costs of the aircraft, including fuel, additives and lubricants, airport fees and assessments, as well as aircraft landing and parking, customs and permit fees, in-flight supplies and food, and flight planning and weather services. In addition, the flight-hour charge provides for periodic engine and auxiliary power unit overhauling, outside labor and maintenance parts for the airframe, engine and avionics, crew travel expenses and other miscellaneous costs. The other amounts included in other compensation for Mr. Neidorff include $125,000 in life insurance benefits, $78,104 in nonqualified deferred compensation match, tax preparation and financial advisor fees, Company entertainment event tickets, security services, and 401(k) match.

3	All other compensation includes $28,636 in nonqualified deferred compensation match, 401(k) match, tax preparation and financial advisor fees, security services, as well as life insurance benefits.
4	All other compensation includes non-qualified deferred compensation match, 401(k) match, tax preparation and financial advisor fees, security services, as well as life insurance benefits.
5	All other compensation includes $17,388 in nonqualified deferred compensation match, 401(k) match, tax preparation and financial advisor fees, security services, as well as life insurance benefits.
6	All other compensation includes $10,922 in nonqualified deferred compensation match, 401(k) match, tax preparation and financial advisor fees, security services, as well as life insurance benefits.

Grants of Plan-Based Awards Table

The following table provides information on 2010 grants of RSUs under the 2003 Stock Incentive Plan, as well as 2010 cash-based grants under the Cash LTIP to each of our Named Executive Officers. The fair values of these stock awards are included in the Summary Compensation Table. The vesting provisions of the equity awards are included in the footnotes to the Outstanding Equity Awards at Fiscal Year-End Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards: Number of Shares of Stock or Units (#) Target 1	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value ($) 2
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Michael F. Neidorff	12/15/2010	$660,000	$1,650,000	$2,475,000	75,000	75,000	$3,649,500

William N. Scheffel	12/14/2010	250,000	625,000	937,500	12,500	12,500	597,000

Mark W. Eggert	12/14/2010	236,000	590,000	885,000	12,500	12,500	597,000

Jesse N. Hunter	12/14/2010	180,000	450,000	675,000	17,500	17,500	835,800

Donald G. Imholz	12/14/2010	164,000	410,000	615,000	17,500	17,500	835,800

1
Equity incentive grants contain a performance condition based upon our 2011 diluted EPS.  The midpoint of the Company’s 2011 EPS guidance of $2.05 will be the target for these performance related shares.  A ratable 5% reduction from that target for each $.01 reduction in EPS will be incorporated, resulting in 0% vesting for EPS less than $0.20 from the target.  Therefore, these awards do not have a threshold or maximum.

2
Assumptions used in the calculation of the Grant Date Fair Value are included in footnote 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2011. There can be no assurance that the Grant Date Fair Value of Stock Awards will ever be realized.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows the number of shares covered by exercisable and unexercisable options and unvested RSUs held by our Named Executive Officers on December 31, 2010:

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Option Exercise Price ($) 1	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested ($)
Michael F. Neidorff	210	—		$7.57	7/24/2012	320,000	2	$8,108,800	75,000	6	$1,900,500
	233,036	—		13.58	8/26/2013	33,334	3	844,684	—		—
	200,000	—		13.98	12/16/2013	100,000	4	2,534,000	—		—
	180,000	—		17.85	7/27/2014	75,000	5	1,900,500	—		—
	200,000	—		25.40	12/13/2015	—		—	—		—
	100,000	—		25.21	12/12/2016	—		—	—		—

William N. Scheffel	28,486	—		15.35	12/1/2013	8,000	7	202,720	12,500	11	316,750
	30,000	—		16.65	5/4/2014	6,667	8	168,942	—		—
	50,000	—		26.07	12/8/2014	16,667	9	422,342	—		—
	25,000	—		32.06	7/26/2015	12,500	10	316,750	—		—
	10,000	—		25.40	12/13/2015	—		—	—		—
	8,000	2,000	7	25.21	12/12/2016	—		—	—		—

Mark W. Eggert	45,000	30,000	12	22.23	11/13/2017	10,000	13	253,400	12,500	11	316,750
	—	—		—	—	2,500	7	63,350	—		—
	—	—		—	—	6,667	8	168,942	—		—
	—	—		—	—	13,333	9	337,858	—		—
	—	—		—	—	12,500	10	316,750	—		—

Jesse N. Hunter	15,000	—		13.58	8/26/2013	3,500	7	88,690	17,500	11	443,450
	8,000	—		25.40	12/13/2015	3,000	14	76,020	—		—
	9,600	2,400	7	25.21	12/12/2016	10,000	8	253,400	—		—
	4,000	6,000	14	16.84	4/28/2018	16,667	9	422,342	—		—
	—	—		—	—	17,500	10	443,450	—		—

Donald G. Imholz	6,000	9,000	15	18.84	11/3/2018	21,000	15	532,140	17,500	11	443,450
	—	—		—	—	16,667	9	422,342	—		—
	—	—		—	—	17,500	10	443,450	—		—

1	The option price for each grant is equal to the previous day’s closing market price.
2	The shares vest in four equal annual installments on November 8, 2011, 2012, 2013 and 2014.
3	The shares vest on December 10, 2011.
4	The shares vest in two equal installments on the anniversary of the grant date beginning on December 11, 2011.
5	The shares vest in three equal installments on the anniversary of the grant date beginning on December 15, 2011.
6
The shares are performance stock units vesting in three equal installments on February 7, 2012, December 15, 2012, and December 15, 2013. The number of performance stock units vesting over the three installments is predicated on meeting a one year performance condition.

7	The shares/options vest on December 12, 2011.
8	The shares vest on December 9, 2011.
9	The shares vest in two equal installments on the anniversary of the grant date beginning on December 10, 2011.
10	The shares vest in three equal installments on the anniversary of the grant date beginning on December 14, 2011.
11
The shares are performance stock units vesting in three equal installments on February 7, 2012, December 14, 2012, and December 14, 2013. The number of performance stock units vesting over the three installments is predicated on meeting a one year performance condition.

12	The options vest in two equal annual installments on the anniversary of the grant date beginning on November 13, 2011.
13	The shares vest in two equal installments on the anniversary of the grant date beginning on November 13, 2011.
14	The shares/options vest in three equal annual installments on the anniversary of the grant date beginning on April 28, 2011.
15	The shares/options vest in three equal installments on the anniversary of the grant date beginning on November 3, 2011.

Option Exercises and Stock Vested Table

The following table shows the number of shares of Centene stock acquired by our Named Executive Officers in 2010 upon exercise of options or vesting of RSUs:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Michael F. Neidorff	31,000	$301,158	229,999	1	$5,239,378
William N. Scheffel	—	—	30,666		704,498
Mark W. Eggert	—	—	27,500		617,254
Jesse N. Hunter	3,000	50,880	36,833		815,152
Donald G. Imholz	—	—	15,333		359,762

1 Pursuant to the terms of the grant agreement, the receipt of 80,000 restricted stock units vesting during 2010 has been deferred until retirement.

Nonqualified Deferred Compensation Table

Under the Company’s Deferred Compensation Plan, the Named Executive Officers may contribute any designated percentage of salary and / or bonus into the plan which serves as an excess savings plan when tax limitations are reached under our tax qualified 401(k) plan. The following table shows the change in the Nonqualified Deferred Compensation balances for our Named Executive Officers, as well as the deferral of restricted stock units vesting for Michael Neidorff as discussed in footnote 5, for the fiscal year ended December 31, 2010:

Name	Executive Contributions in Last FY ($) 1		Registrant Contributions in Last FY ($) 2	Aggregate Earnings (Losses) in Last FY ($) 3		Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($) 4
Michael F. Neidorff	$1,981,307	5	$78,104	$4,732,591	5	$—	$18,419,118 5
William N. Scheffel	71,973		28,636	15,959		—	353,879
Mark W. Eggert	23,587		2,444	2,744		—	28,775
Jesse N. Hunter	49,477		17,388	22,173		—	201,685
Donald Imholz	24,545		10,922	5,368		—	66,637

1	Executive contributions, with the exception of the contribution discussed in footnote 5, are included in the Salary column in the Summary Compensation Table.
2	All registrant contributions are included in the All Other Compensation column in the Summary Compensation Table.
3	The Company does not pay above market interest or preferential dividends on investments in the Deferred Compensation Plan.
4
The Aggregate Balance at Last Fiscal Year-End column includes money the Company owes these individuals for salaries and incentive compensation they earned in prior years but did not receive because they elected to defer receipt of it and save it for retirement. For fiscal 2010, the amounts described in footnote 1 are included in the Summary Compensation Table as described in footnote 1. For fiscal 2009, the following aggregate amounts of executive contributions were included in the Summary Compensation Table: Mr. Neidorff -$135,000; Mr. Scheffel -$65,014; Mr. Hunter - $49,010. For fiscal 2008, the following aggregate amounts of executive contributions were included in the Summary Compensation Table: Mr. Neidorff -$60,000; Mr. Scheffel -$55,500. For prior years, all amounts contributed by a Named Executive Officer in such years have been reported in the Summary Compensation Table in our previously filed proxy statements in the year earned, to the extent the executive was named in such proxy statements and the amounts were so required to be reported in such tables.

5
Pursuant to the terms of the grant agreement, the receipt of 600,000 restricted stock units vested during 2009 and 80,000 restricted stock units vesting during 2010 have been deferred until retirement.  The fair market value at the time of vesting for the 2010 vesting (executive contribution), increase in value during 2010 (aggregate earnings), and December 31, 2010 market value (balance at last FYE) are presented in the table.  Mr. Neidorff contributed $170,907 to the Company’s Deferred Compensation plan during 2010.

Director Compensation Table

The following table summarizes the compensation of our non-employee directors for the fiscal year ended December 31, 2010:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) 1	Total ($)
Steve Bartlett	$—	$41,667	$41,667
Robert K. Ditmore	—	240,000	240,000
Frederick H. Eppinger	—	225,000	225,000
Richard A. Gephardt	115,000	100,000	215,000
Pamela A. Joseph	—	225,000	225,000
John R. Roberts	30,000	225,000	255,000
David L. Steward	—	240,000	240,000
Tommy G. Thompson	—	240,000	240,000

1
The amounts reported as Stock Awards reflect the grant date fair value of grants made during the current year under the 2003 Stock Incentive Plan and Non-Employee Directors Deferred Stock Compensation Plan.  Assumptions used in the calculation of this amount for fiscal years ended December 31, 2010, 2009 and 2008 are included in footnote 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2011.  There can be no assurance that the grant date fair value of Stock Awards will ever be realized.

Non-employee directors currently receive a quarterly retainer fee of $31,250, provided that the director elects 100% payment pursuant to the Company’s Non-Employee Directors Deferred Stock Compensation Plan to be paid in company stock upon retirement or termination from the board. Directors not making this election receive a quarterly retainer fee of $25,000.   In addition, the chairman of the Audit Committee receives a quarterly retainer fee of $7,500 and the chairman of the Compensation Committee, the Nominating and Governance Committee, and Government and Regulatory Affairs Committee each receives a quarterly fee of $3,750.  All cash fees are eligible for deferral under the Non-Employee Directors Deferred Stock Compensation Plan. Expense recognized in conjunction with the deferred stock election is included in the “Stock Awards” column in the Director Compensation Table above.

Each new non-employee director, as of the date on which such director is first elected to the board, is granted an option under our 2003 Stock Incentive Plan to purchase 10,000 shares of our common stock vesting in three equal annual installments commencing on the first anniversary of the grant date. Additionally, each non-employee director receives a grant, as of the date of each annual meeting of stockholders, or when first elected to the board, of restricted shares of our common stock having a deemed value of $100,000 (or equivalent equity-based incentives payable in common stock). During the year ended December 31, 2010, each of the seven non-employee directors were granted restricted shares with a grant date fair market value of $100,000.

The following table shows the number of shares covered by exercisable and unexercisable options and unvested RSUs held by our board of directors on December 31, 2010:

	Option Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Number of Shares or Units of Stock That Have Not Vested (#)
Robert K. Ditmore	32,500	—	4,055
Frederick H. Eppinger	10,000	—	4,055
Richard A. Gephardt	10,000	—	4,055
Pamela A. Joseph	10,000	—	4,055
John R. Roberts	12,000	3,000	4,055
David L. Steward	25,000	—	4,055
Tommy G. Thompson	10,000	—	4,055

Directors are reimbursed for all reasonable expenses incurred in connection with their service. Directors who are also our employees receive no additional compensation for serving on our board of directors.

Potential Payments Upon Termination or Change in Control

The section below describes the payments that may be made to our Named Executive Officers upon termination or a change in control. Generally, pursuant to our executive agreements, a change in control is deemed to occur:

•	If any individual, entity or group (other than a group which includes the executive) acquires 40% or more of the voting power of our outstanding securities;

•
If a majority of the incumbent board of directors are replaced. For these purposes, the incumbent board of directors means the directors who were serving as of the effective date of the applicable executive agreement and any individual who becomes a director subsequent to such date whose election or nomination for election was approved by a majority of such directors, other than in connection with a proxy contest; or

•
Upon the consummation of a merger or consolidation of the Company with another person, other than a merger or consolidation where the individuals and entities who were beneficial owners, respectively, of our outstanding voting securities immediately prior to such merger or consolidation own 50% or more of the then-outstanding shares of the combined voting power of the then-outstanding voting securities of the corporation resulting from such merger or consolidation.

The amounts presented below assume the termination or change in control occurred as of December 31, 2010. The applicable agreements are discussed in the CD&A under the heading “Employment Contracts, Termination of Employment Arrangements, and Change in Control Arrangements” included on page 28 of this proxy statement.

Michael F. Neidorff
Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause or Voluntary with Good Reason Termination	For Cause Termination	Retirement	Death	Disability	Change in Control
Severance	$—	$8,250,000	$—	$—	$—	$—	$8,250,000
Pro rata Bonus Payment	—	1,650,000	—	—	1,650,000	1,650,000	1,650,000
Unvested Restricted Stock	—	15,288,484	—	—	15,288,484	15,288,484	15,288,484
Long-term Incentive Plan Payment at Target	—	3,150,000	—	3,150,000	3,150,000	3,150,000	3,150,000
Welfare Benefits Values	—	—	—	—	5,000,000	—	—
Excise Tax & Gross-Up	—	—	—	—	—	—	6,513,110

William N. Scheffel
Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change in Control
Severance	$—	$625,000	$—	$—	$—	$2,325,000
Pro rata Bonus Payment	—	468,750	—	—	—	468,750
Unvested Restricted Stock	—	688,437	—	—	—	1,427,504
Long-term Incentive Plan Payment at Target	—	—	—	1,170,000	1,170,000	1,170,000
Welfare Benefits Values	—	20,836	—	550,000	—	132,608
Outplacement	—	10,000	—	—	—	10,000
Excise Tax & Gross-Up	—	—	—	—	—	1,759,391

Mark W. Eggert
Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change in Control
Severance	$—	$570,000	$—	$—	$—	$1,965,000
Pro rata Bonus Payment	—	427,500	—	—	—	427,500
Unvested Restricted Stock	—	633,500	—	—	—	1,457,050
Long-term Incentive Plan Payment at Target	—	—	—	1,120,000	1,120,000	1,120,000
Welfare Benefits Values	—	13,223	—	500,000	—	149,787
Outplacement	—	10,000	—	—	—	10,000
Excise Tax & Gross-Up	—	—	—	—	—	1,591,063

Jesse N. Hunter
Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change in Control
Severance	$—	$450,000	$—	$—	$—	$1,675,000
Pro rata Bonus Payment	—	337,500	—	—	—	337,500
Unvested Stock Option Spread	—	8,660	—	—	—	34,640
Unvested Restricted Stock	—	726,422	—	—	—	1,727,352
Long-term Incentive Plan Payment at Target	—	—	—	825,000	825,000	825,000
Welfare Benefits Values	—	20,836	—	1,450,000	—	219,152
Outplacement	—	10,000	—	—	—	10,000
Excise Tax & Gross-Up	—	—	—	—	—	1,595,175

Donald G. Imholz
Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change in Control
Severance	$—	$400,000	$—	$—	$—	$965,000
Pro rata Bonus Payment	—	160,000	—	—	—	160,000
Unvested Stock Option Spread	—	2,730	—	—	—	13,650
Unvested Restricted Stock	—	536,372	—	—	—	1,841,382
Long-term Incentive Plan Payment at Target	—	—	—	560,000	560,000	560,000
Welfare Benefits Values	—	20,836	—	225,000	—	111,764
Outplacement	—	10,000	—	—	—	10,000
Excise Tax & Gross-Up	—	—	—	—	—	1,237,325

Compensation Committee Interlocks and Insider Participation

During fiscal year 2010, none of our executive officers served as a director or member of the Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or Compensation Committee. None of the current members of our Compensation Committee has ever been an officer or employee of Centene or any of our subsidiaries.

OTHER MATTERS

Information About Stock Ownership

The following table sets forth information regarding ownership of our common stock as of February 25, 2011 for:

•	each person, entity or group of affiliated persons or entities known by us to beneficially own more than 5% of our outstanding common stock;
•	each of our Named Executive Officers, directors (three of whom are nominated for re-election); and
•	all of our executive officers and directors as a group.

	Beneficial Ownership
Name and Address of Beneficial Owner	Outstanding Shares		Shares Acquirable Within 60 Days		Total Beneficial Ownership		Percent Ownership	Shares Not Acquirable Within 60 Days1
FMR LLC	5,166,500		—		5,166,500		10.4	—
82 Devonshire Street Boston, Massachusetts 02109
T. Rowe Price Associates, Inc.	4,653,586		—		4,653,586		9.4	—
100 East Pratt Street Baltimore, Maryland 21202
BlackRock, Inc.	3,907,965		—		3,907,965		7.9	—
40 East 52nd Street New York, New York 10022
Michael W. Cook Asset Management, Inc.	3,102,396		—		3,102,396		6.2	—
6000 Poplar Ave., Suite 220 Memphis, Tennessee 38119
Lord, Abbett & Co. LLC	3,047,607		—		3,047,607		6.1	—
90 Hudson Street Jersey City, New Jersey 07302
Michael F. Neidorff	350,103		1,565,746	2	1,915,849	2	3.7	653,903
Robert K. Ditmore	286,104	3	68,995		355,099	4	*	—
William N. Scheffel	101,703		93,000		194,703		*	58,334
David L. Steward	24,614		61,495		86,109	4	*	—
Mark W. Eggert	35,913		45,000		80,913		*	87,500
John R. Roberts	35,952	5	42,930		78,883	4	*	3,000
Jesse N. Hunter	36,447		36,600		73,047		*	76,567
Tommy G. Thompson	22,114		44,262		66,376	4	*	—
Frederick H. Eppinger	18,033		39,908		57,941	4	*	—
Pamela A. Joseph	19,795		33,154		52,949	4	*	—
Donald G. Imholz	13,551		6,000		19,551		*	81,667
Richard A. Gephardt	5,073		14,055		19,128		*	—
All directors and executive officers as a group (19 persons)	1,057,812		2,194,168		3,251,981		6.3	1,195,337

*	Represents less than 1% of outstanding shares of common stock.
1
The share numbers in the column labeled “Shares Not Acquirable Within 60 Days” reflect the number of shares underlying options and restricted stock units which are unvested and will not vest within 60 days of February 25, 2011. The share numbers also include the number of phantom shares acquired through the Company’s deferred compensation plan. Those shares are not considered to be beneficially owned under the rules of the SEC.

2
Of Mr. Neidorff’s shares acquirable within 60 days, 680,000 were granted in the form of RSUs, payable in shares of common stock, pursuant to the executive employment agreement with Mr. Neidorff dated November 8, 2004. 600,000 of the shares vested in

November 2009 and 80,000 of the shares vested in November 2010. The RSUs shall be distributed to Mr. Neidorff on the later of (a) January 15 of the first calendar year following termination of Mr. Neidorff’s employment and (b) the date that is six months after Mr. Neidorff’s “separation of service” as defined in the Code.

3
Mr. Ditmore’s outstanding shares include 80,050 shares owned by family members, family partnerships or trusts. Mr. Ditmore disclaims beneficial ownership except to the extent of his pecuniary interest therein.

4
Shares beneficially owned by Messrs. Ditmore, Eppinger, Roberts, Steward, Thompson and Ms. Joseph include 32,440, 25,853, 26,875, 32,440, 30,207, and 19,099, respectively, RSUs acquired through the Non-Employee Directors Deferred Stock Compensation Plan.

5	Mr. Roberts’ outstanding shares include 25,614 shares owned by a revocable trust. Mr. Roberts disclaims beneficial ownership except to the extent of his pecuniary interest therein.

As of February 25, 2011, there were 49,764,256 shares of our common stock outstanding, net of treasury shares.  Beneficial ownership is determined in accordance with the rules of the SEC. To calculate a stockholder’s percentage of beneficial ownership, we include in the numerator and denominator those shares underlying options beneficially owned by that stockholder that are vested or that will vest within 60 days of February 25, 2011. Options held by other stockholders, however, are disregarded in the calculation of beneficial ownership. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ.

Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except to the extent authority is shared by spouses under applicable community property laws. The address of our officers and directors is in care of Centene Corporation, 7700 Forsyth Boulevard, St. Louis, Missouri 63105.

No director, executive officer, affiliate or owner of record, or beneficial owner of more than five percent of any class of our voting securities, or any associate of such individuals or entities, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries.

Of Mr. Neidorff’s 653,903 shares not acquirable within 60 days, 320,000 were granted in the form of RSUs, payable in shares of common stock, pursuant to the executive employment agreement with Mr. Neidorff dated November 8, 2004. The shares vest between 2011 and 2014. Subject to such vesting, the RSUs and all of the related shares of common stock shall be distributed to Mr. Neidorff on the later of (a) January 15 of the first calendar year following termination of Mr. Neidorff’s employment and (b) the date that is six months after Mr. Neidorff’s “separation of service” as defined in the Code.

All shares not acquirable within 60 days represent options to purchase shares of common stock or RSUs and vest in accordance with our standard vesting provisions or phantom shares in our deferred compensation program which will be settled in cash or other non-company securities.

Information with respect to the outstanding shares beneficially owned by FMR LLC is based on Schedule 13G filed with the SEC on February 14, 2011 by such firm.  FMR LLC beneficially owns 5,166,500 shares. Of the shares FMR LLC owns, it has sole voting power over 125,264 shares and sole dispositive power over 5,166,500 shares.

Information with respect to the outstanding shares beneficially owned by T. Rowe Price Associates, Inc. (Price Associates) is based on Schedule 13G filed with the SEC on February 10, 2011 by such firm. Price Associates beneficially owns 4,653,586 shares, of which it holds sole voting power over 677,600 shares and sole dispositive power over 4,653,586 shares.  The securities are owned by various individual and institutional investors which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

Information with respect to the outstanding shares beneficially owned by BlackRock, Inc. is based on Schedule 13G filed with the SEC on February 3, 2011 by such firm.  BlackRock, Inc. beneficially owns 3,907,965 shares. Of the shares BlackRock, Inc. owns, it has sole voting power over 3,907,965 shares and sole dispositive power over 3,907,965 shares.

Information with respect to the outstanding shares beneficially owned by Michael W. Cook Asset Management, Inc. is based on Schedule 13G filed with the SEC on February 14, 2011 by such firm.  Michael W. Cook Asset Management, Inc. beneficially owns 3,102,396 shares. Of the shares Michael W. Cook Asset Management, Inc. owns, it has sole voting power over 2,659,871 shares and sole dispositive power over 3,102,396 shares.

Information with respect to the outstanding shares beneficially owned by Lord, Abbett & Co. LLC is based on Schedule 13G filed with the SEC on February 14, 2011 by such firm.  Lord, Abbett & Co. LLC beneficially owns 3,047,607 shares. Of the shares Lord, Abbett & Co. LLC owns, it has sole voting power over 2,661,330 shares and sole dispositive power over 3,047,607 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors, executive officers and beneficial owners of more than ten percent of our common stock are required by Section 16(a) of the Exchange Act to file reports with the SEC detailing their beneficial ownership of our common stock and other equity securities and reporting changes in such beneficial ownership. We are required to disclose any late filings of such reports. To our knowledge, based solely on our review of copies of reports furnished to us and written representations by the persons required to file these reports that no reports were required, all Section 16(a) filing requirements during 2010 were complied with on a timely basis, except that Mr. Gephardt did not timely file two Form 4s reporting two transactions.

If a Named Executive Officer or member of the board wants to sell shares of the Company’s stock, we require them to sell through a Rule 10b5-1 sales plan in order to afford themselves affirmative defenses, protections and safeguards provided by Rule 10b5-1 promulgated under the Exchange Act.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding”. This means that only one copy of either the proxy notice or this proxy statement, our 2010 Summary Annual Report to Stockholders and Annual Report on Form 10-K may have been sent to multiple stockholders sharing an address unless the stockholders provide contrary instructions. We will promptly deliver a separate copy of these documents to you if you call, write or e-mail us at:

Centene Corporation
7700 Forsyth Boulevard
St. Louis, Missouri 63105
Attn: Keith H. Williamson, Secretary
(314) 725-4477
kwilliamson@centene.com

If you want to receive separate copies of our proxy statements and annual reports to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address, phone number or e-mail address.

CENTENE Corporation

CENTENE CORPORATION
7700 FORSYTH BLVD
ST LOUIS, MO 63105
ATTN: Keith Williamson

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1 1

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Michael F. Neidorff 02 Richard A. Gephardt 03 John R. Roberts

02 0000000000

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. RATIFICATION OF APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐
3. ADVISORY VOTE ON EXECUTIVE COMPENSATION	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
4. ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION	☐	☐	☐	☐

The Board of Directors does not have a recommendation for voting on the following proposal:

	For	Against	Abstain
5. OTHER-Such other business as may properly come before the meeting or any adjournment thereof.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000089264_1 R1.0.0.11699

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement, Annual Review is/are available at www.proxyvote.com.

CENTENE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS, APRIL 26, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael F. Neidorff, Keith H. Williamson and each of them, with full power of substitution, Proxies of the undersigned to vote all shares of Common Stock of Centene Corporation, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of Centene Corporation, to be held at Centene Plaza, 7700 Forsyth Blvd., St. Louis, Missouri 63105, on Tuesday, April 26, 2011, at 10:00 a.m., central daylight saving time, and at any adjournments thereof.

If more than one of the above named Proxies shall be present in person or by substitution at such meeting or at any adjournment thereof, then both of said Proxies shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

Continued and to be signed on reverse side